EXHIBIT 11

                              CARNIVAL CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)
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
                         Six Months Ended May 31,  Three Months Ended May 31,
                               1996      1995           1996        1995
Net income                   $183,348 $157,321        $106,283   $ 89,769
Adjustments to net income for
the purpose of computing fully
diluted earnings per share:
   Interest reduction from
   assumed conversion of 4.5%
   Convertible Subordinated
   Notes                         2,772    2,770           1,386      1,385
Adjusted net income           $186,120 $160,091        $107,669   $ 91,154


Weighted average shares
outstanding                    287,190  283,356         288,960    283,886
Adjustments to weighted
average shares outstanding for the
purpose of computing fully diluted
earnings per share:
   Additional shares issuable upon
   assumed conversion of 4.5%
   Convertible Subordinated
   Notes                         6,618    6,618           6,618     6,618

Adjusted weighted average
shares outstanding             293,808  289,974         295,578   290,504

Earnings per share:
Primary                          $0.64    $0.56           $0.37     $0.32
Fully Diluted*                   $0.63    $0.55           $0.36     $0.31



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*In accordance with Accounting Principles Board Opinion No. 15, the Company does not present fully diluted EPS in its financial statements because the Company's convertible securities are anti-dilutive or result in a less than 3% dilution for the periods presented.